Multiband Announces Record 2nd Quarter Revenues and Increased Guidance for Balance of 2009

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Multiband announces record 2Q09 revenues of $67.4 million, up 8% sequentially and 524% YoY, aided by substantial increase in its installation workforce this spring and steady growth in its MDU segment,

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EBITDA of negative $3.4 million was adversely impacted by ramp up recruiting/training expenses for expansion of technical engineering workforce (estimated at approximately $4.6 million), inefficiencies in installation computing platform and inventory management (roughly $2.5 million), and increased in fuel costs (roughly $800k),

•	Adjusting results for the aforementioned items, EBITDA would have been an estimated positive $3.6 million or approximately $0.38 per share,
•	Pace of new hires has returned to historical levels since the first week of July; price of fuel has stabilized;
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Management forecasts revenues for 2009 will top the high end of prior guidance of $220-240 million, raises revenue range for the year to $240-260 million, and projects material improvements in cash flow for the balance of the year,

•	MDU Segment posts 59% YOY and 26% Sequential Revenue Gains vs. ’08 and 1st Q ‘09

(MINNEAPOLIS) August 13, 2009- Multiband Corporation (MBND/NASDAQ) today updates investors with regard to its 2Q09 results to provide transparency to the market.  In 2Q09, the Company generated record revenues of $67.4 million, up 8% sequentially and 524% YoY, aided by higher install volumes at its HSP (home service provider) segment which supports DIRECTV.  The company is benefiting from its recently significantly expanded installation workforce serving strong demand for satellite video services across the bulk of its geographies.  During the period the Company completed over 456,000 work orders related to this activity.

In the period, Earnings before interest, taxes, depreciation and amortization (EBITDA) of negative $3.4 million was adversely impacted by three issues, including the following:  1) ramp up training expenses of $4.6 million, including field apprentice work, 2) inventory adjustments caused by the simultaneous introduction of new field based input technology, improper utilization of new installation technology, and the installation of more rigorous manifest procedures, resulting in $2.5 million increased COGS, and 3) increased fuel costs of roughly $800,000 which boosted expenses for operating the Company’s substantial fleet of vans and trucks.

Multiband’s MDU and MCS operating business segments also posted sharply improved operating results versus the prior year period, with revenues up 59% YoY to $6.7 million from $4.2 million in 1Q08 and 26% on a sequential basis vs. $5.3 million in the first quarter of this year.  These gains were prompted by increased Revenue Generating Units, increased sale of services to third parties in the Call and Support Center, and increased activity in the Master System Operator division.  The Company believes that activity in the MDU sector will remain robust and anticipates increased construction related activity and revenues for the balance of the year as several of the Company’s major customers have announced their intent to initiate additional projects.

In the first half of 2009, the Company hired net new technicians of 500 and gross new technicians in excess of 1,150, which significantly boosted operating expenses while new employees completed their rigorous training process without generating meaningful revenues.  These recruiting and training expenses total approximately $4000 per new hire.  In 1Q09, Multiband only incurred this unusually high level of training expenses during the month of March.  In 2Q09, however, the Company incurred high training expenses for the bulk of the three-month period.   That said, today, the pace of new hires has returned to historical levels.  Management believes the Company is now at scale and capable of meeting increased installation volumes from its major channel partners without incurring significant incremental one-time expense.

Additionally, Multiband was contractually obligated to utilize a new handheld computing platform.  Improper use of that provisioning system led to errors in installations and significantly increased costs.  Specifically, the platform was not synchronized properly with a newly deployed inventory management system, which resulted in many jobs utilizing inappropriate, more expensive equipment which cost Multiband up to several dollars in incremental expense per job.  Given that the Company performs thousands of installations per day, these expenses quickly added up, and by the time management corrected the problem Multiband had incurred roughly $2.5 million in extraordinary expenses for which it could not be reimbursed by its partners.  Since early July, this anomaly has been addressed and, new systems comprised of checks and balances, strict manifesting, and work order auditing have been implemented.
Last, the cost of fuel needed to operate Multiband’s substantial fleet of vans and trucks increased over 20% in the quarter, which boosted operating costs by about $800,000.  The Company does not hedge against fuel price changes.

Adjusting 2Q09 for these items, Multiband would have generated positive EBITDA (Earnings Before Interest Taxes Depreciation and Amortization) of roughly $3.66 million, or $0.38 per share.  Since quarter-end, Multiband believes it will benefit from reduced staffing costs, stricter management controls, and more stable fuel prices.

“We remain comfortable with our demand forecast in our core HSP segment.  We see strong demand for satellite video services across our markets and believe we are taking share from subscale operators unable to meet installation requirements of our channel partners.  Additionally, we are pleased to report that our major RBOC partner has signed an agreement to cross-market dial-tone, broadband and cellular services across our considerable HSP segment and MDU footprint, which should lead to significant incremental revenues to Multiband and further aligns our respective entities as long-term strategic partners.

Meanwhile, our MDU (multiple dwelling unit) segment continues to expand strongly, as we deliver the video portion of that major RBOC’s triple-play to MDU's in the continental 48 United States while also tactically building out triple-play services of our own to high value properties.  We believe we now have a strong foundation in place for significant revenue growth for the foreseeable future, and anticipate that we will reap the rewards of our prior period investments by delivering strong growth going forward,” said Jim Mandel, CEO.

“On the financing front, we have no intention of issuing equity-linked securities at our current depressed valuation since we completed a five million dollar long term debt facility during the second quarter,” Mandel said.  “Additionally, our major satellite partner has offered us alternative capital strategies designed to accelerate growth in the MDU segment, which will further magnify our franchise in that vertical.  Over the long-term, we would prefer to finance MDU growth on a Company-directed basis, since it gives us greater control over our future and improved levels of profitability.”

Raising Guidance:  Due to stronger than expected performance in its HSP and MDU segments, driven by strength at DirecTV and robust backlog from the Company’s MDU strategy, Multiband is raising the range of revenue guidance for the balance of 2009.  Specifically, management projects 2009 revenues of between $240–260 million, up from prior guidance of $220-240 million.

NON-GAAP Financial Measures

To comply with Regulation G promulgated pursuant to the Sarbanes-Oxley Act, Multiband Corporation attached to this news release and will post to the company's investor relations web site (www.multiband.com) any reconciliation of differences between non-GAAP financial information that may be required in connection with issuing the company's quarterly financial results.

The Company, as is common in its industry, uses EBITDA as a measure of performance to demonstrate earnings exclusive of interest and non-cash events. The Company manages its business based on its cash flows. The Company, in its daily management of its business affairs and analysis of its monthly, quarterly and annual performance, makes its decisions based on cash flows, not on the amortization of assets obtained through historical activities. The Company, in managing its current and future affairs, cannot affect the amortization of the intangible assets to any material degree, and therefore uses EBITDA as its primary management guide. Since an outside investor may base its evaluation of the Company's performance based on the Company's net loss not its cash flows, there is a limitation to the EBITDA measurement. EBITDA is not, and should not be considered, an alternative to net loss, loss from operations, or any other measure for determining operating performance of liquidity, as determined under accounting principles generally accepted in the United States (GAAP). The most directly comparable GAAP reference in the Company's case is the removal of interest, depreciation, amortization, taxes and other non-cash expense.

Multiband EBITDA for the fiscal quarter ending on 6-30-2009 and 6-30-2008
	Three Months ended 6/30/2009	Three Months ended 6/30/2008

Net Income (Loss) Attributable to Multiband (Quarter)	$(7,119,000)	$56,000

+ Interest Expense	890,000	113,000

+ Depreciation and Amortization also includes Impairment	2,703,000	886,000

+ Taxes	102,000	434,000

Traditional EBITDA	$(3,424,000)	$1,489,000

+ Ramp Up Training Expenses	4,628,000	---
+ Increase in Work Order costs	2,465,000	---

Proforma EBITDA	$3,669,000	$1,489,000

About Multiband Corporation.  Multiband Corporation (www.multibandusa.com) is the largest DIRECTV installation provider and an enabler of video and triple-play solutions to the MDU segment.  The company employs approximately 3,900 professionals, has over 30 Field Offices, and serves customers in all 48 of the lower continental U.S.

Contact:  James Mandel, CEO for Multiband Corporation
763-504-3000